Exhibit 99.1

RISK FACTORS

You should carefully consider the risks described below which we believe are significant but not the only ones we face.  Any of the following risks could have a material adverse effect on our business, financial condition and operating results.  You should also refer to the other information contained in this report, including our financial statements and the related notes.

A Significant or Prolonged Economic Downturn Could Have a Material Adverse Effect on Our Results of Operations

Our results of operations are affected by the level of business activity of our clients and customers which in turn is affected by the level of economic activity in the industries and markets that they serve.  A decline in the level of business activity of our clients could have a material adverse effect on our revenues and profit margin.

Our Quarterly Operating Results May Vary From Quarter to Quarter, Which May Result in Increased Volatility of Our Share Price

We have experienced, and may in the future continue to experience, fluctuations in our quarterly operating results.  These fluctuations could reduce the market price of our Common Stock.  Factors that may cause our quarterly operating results to vary include, but are not limited to:

•                  the business decisions of our customers regarding orders for our products;

•                  increased energy costs;

•                  increased raw material costs;

•                  production difficulties;

•                  the effects of weather and natural disasters;

•                  the introduction of new products by us or our competitors;

•                  changes in our pricing policies or those of our competitors;

•                  seasonal trends in our customers’ buying patterns

•                  changes in government regulation, both domestic and foreign;

•                  fluctuation in foreign currency exchange rates;

•                  global economic and political conditions and related risks, including acts of terrorism; and

•                  other factors beyond our control.

A significant portion of our expense levels are relatively fixed and the timing of increases in expense levels is based in large part on our forecasts of future sales.  If net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by our inability to adjust expenses quickly enough to compensate for the sales shortfall.

Our Global Operations Post Complex Management, Foreign Currency, Legal, Tax and Economic Risks, Which We May Not Be Able to Adequately Address

We conduct business in a number of countries around the world.  For the six months ended September 30, 2004, net sales of approximately 47% were to foreign customers.  As a result, we are subject to a number of risks which include, but are not limited to:

•                  the burden of complying with a wide variety of national and local laws;

•                  potentially longer payment cycles for foreign sales;

•                  multiple and possibly overlapping and conflicting tax laws;

•                  coordinating geographically separated locations;

•                  restrictions (government and otherwise) on the movement of cash;

•                  the absence in some jurisdictions of effective laws to prevent our intellectual property rights;

•                  changes in government regulations, both domestic and foreign;

•                  global economic and political conditions and related risks, including acts of terrorism; and

•                  fluctuations in foreign currency exchange rates.

Competition in Our Industry is Intense

The nutritional products market is highly competitive.  In includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech and many of whom offer a greater variety of products.  Increased competition in our industry could result in price reductions, reduced gross profit margin or loss of market share, any of which could have a material effect on our business, results of operations and financial condition.

Our Revenues Could Be Adversely Affected By the Loss of a Significant Customer or the Failure to Collect a Large Accounts Receivable

We have in the past derived, and may continue in the future to derive, a significant portion of our revenues from a relatively limited number of major customers.  From quarter to quarter, revenues from one or more individual customers may exceed 10% of our revenues for the quarter.  For the three months ended September 30, 2004, no single customer has net sales of 10% or more of total net sales.  If sales to a major customer decrease significantly, it may materially affect our results of operations.  In addition, if we fail to collect large accounts receivable from such major customers, we could be subject to significant financial exposure.

Changes in Government Regulation and Industry Standards Could Increase Our Costs of Doing Business

Our products, potential products and its manufacturing and research activities are subject to a varying degree of regulation by a number of government authorities in the United States and in other countries, including the United States Food and Drug Administration (the “FDA”) pursuant to the Federal Food, Drug and Cosmetic Act.  The FDA regulates, to varying degrees and in different ways, dietary supplements, other food products, diagnostic medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling and, in some cases, advertising.

We are also subject to other federal, state and foreign laws, regulations and policies with respect to labeling of products, importation of organisms, environmental protection and occupational safety laws, among others.  These laws, regulations and policies are subject to change and depend on administrative policies and interpretations.  We work with foreign distributors to ensure our compliance with foreign laws, regulations and policies.  There can be no assurance that any change with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on our business, financial condition and results of operations.  There can be no assurance that any of our potential products will satisfy applicable regulatory requirements.

The Federal Dietary Supplement Health and Education Act (“DSHEA”) regulates the use and marketing of dietary supplements, including vitamin products.  The DSHEA covers only dietary supplements and contains a number of provisions that differentiate dietary supplements from other foods.  The DSHEA also sets forth standards for adulteration of dietary supplements or ingredients and provides detailed requirements for the labeling of dietary supplements, including nutrition and ingredient labeling.  Compliance with relevant requirements can be onerous and time consuming and there can be no assurance that Cyanotech can continue to meet relevant FDA manufacturing requirements for existing products or meet such requirements for any future products.  Ongoing compliance with applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA, the Hawaii Department of Health and comparable agencies in other countries.

As in vitro diagnostic medical device components, phycobiliprotein products do not currently require pre-market clearances by the FDA.  However, as a component of a medical device, they can be subject to other various medical device requirements, including certified Good Manufacturing Practice requirements.

If We Are Unable to Protect Our Intellectual Property Rights or if We Infringe Upon the Intellectual Property Rights of Others Our Business May Be Harmed

Cyanotech has received five United States patents:  two on aspects of our production methods and three for use of our BioAstin® products.  Although we regard our proprietary technology, trade secrets, trademarks and similar intellectual property as important, we rely on a combination of trade secret, contract, patent, copyright and trademark law to establish and protect our rights in our products and technology.  There can be no assurance that we will be able to protect our technology adequately or that competitors will not be able to develop similar technology independently.  In addition, the laws of certain foreign countries may not protect the Company’s intellectual property rights to the same extent as the laws of the United States.  Litigation in the United States or abroad may be necessary to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement.  Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition.  Additionally, if any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights.  There can be no assurance, however, that a license would be available on terms acceptable or favorable to us, if at all.

Our Insurance Liability Coverage is Limited in Certain Circumstances

In the ordinary course of business, the Company purchases insurance coverages (e.g., property and liability coverages) to protect itself against loss of or damage to its properties and claims made by third parties and employees for property damage or personal injuries.  However, the protection provided by such insurance is limited in significant respects and, in some instances, the Company has no coverage and certain of the Company’s insurance has substantial “deductibles” or has limits on the maximum amounts that may be recovered.  For example, if a hurricane or other uninsured catastrophic natural disaster should occur, the Company may not be able to recover all facility restoration costs and revenues lost from business interruption.  In addition, the Company maintains product liability insurance in limited amounts for all of its products involving human consumption, however, broader product liability coverage is prohibitively expensive.  Insurers have also introduced exclusions or limitations of coverage for claims related to certain perils including, but not limited to, mold and terrorism.  If a series of losses occurred, such as from a series of lawsuits in the ordinary course of business each of which were subject to the deductible amount, or if the maximum limit of the available insurance were substantially exceeded, the Company could incur losses in amounts that would have a material adverse effect on its results of operations and financial condition.